Exhibit 2.1

SECURITIES PURCHASE AGREEMENT
between:
MASLAND CARPETS, LLC,
a Georgia limited liability company
and
ROBERT P. ROTHMAN
an individual residing in the State of Georgia

Dated as of June 30, 2013

1

Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2013, by and between: Masland Carpets, LLC, a Georgia limited liability company (“Buyer”) and Robert P. Rothman, an individual residing in the State of Georgia (“Seller”). Buyer and Seller are from time to time individually referred to as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement are defined herein and in Exhibit A.
RECITALS
WHEREAS, Robertex Associates, Inc. (“Robertex”) is a wool rug manufacturing business located in Calhoun, Georgia;
WHEREAS, the Seller owns all of the 10,592 issued and outstanding shares of stock, par value $1.00 (the “Stock”), of Robertex;
WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Seller's Stock on the terms and conditions hereinafter set forth; and
WHEREAS, the parties desire to elect to treat the acquisition of the Stock of the Seller as an asset purchase pursuant to the provisions of Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;
NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the Parties to this Agreement, intending to be legally bound, agree as follows:
AGREEMENT

1.	DESCRIPTION OF TRANSACTION

1.1    Sale of Stock. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, assign and deliver to the Buyer, all 10,592 shares owned by the Seller. It is expressly understood that the Buyer's acquisition of an interest in Robertex, by virtue of ownership of all of the shares of the Seller, gives all right, title and interest in and to all of the assets, properties and business of Robertex as a going concern, subject to the terms and conditions of this Agreement.

1.2    Purchase Price. In consideration of the sale pursuant to Section 1.1, the Buyer hereby agrees to pay to the Seller, an aggregate of $6,262,150 for the Stock acquired by the Buyer (the “Purchase Price”), $2,012,150 of which shall be paid by wire transfer of immediately available funds, and $4,000,000 of which shall be paid in annual installments of $800,000 plus interest at four and a half percent (4.5%) per annum, compounded monthly, and     on each of the next five anniversaries of the Closing Date the Buyer shall pay the Seller an additional $50,000. The Purchase Price amount has been determined based on the assumption that the cash proceeds at Closing shall be used to pay the liabilities of Robertex set forth on Schedule 1.2

Exhibit 2.1

and that all Indebtedness of any Related Party payable to Robertex, all of which is also shown on Schedule 1.2, will be paid at or before Closing.

1.3    Closing.

(a)The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Miller & Martin, PLLC on the date hereof. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b)At the Closing, the Buyer shall deliver to the Seller:

(i)$2,012,150, less amounts required to pay off the Robertex liabilities listed on Schedule 1.2, which amount shall be paid to such creditors by Buyer from the Closing funds, by wire transfer of immediately available funds to an account of the Seller, which account shall be designated in writing by Seller to Buyer no later than three (3) Business Days prior to the Closing Date; and

(ii)a promissory note in the amount and in the form attached hereto as Exhibit B (the “Note”), executed by the Buyer and payable to the Seller;

(iii)a security agreement in the form of Exhibit C attached hereto (the “Security Agreement”), executed by the Buyer in favor of the Seller, granting a security interest in all equipment owned by Robertex as security for payment of amounts due under the Note;

(iv)a guaranty agreement in the form of Exhibit D attached hereto (the “Guaranty”), executed by The Dixie Group, Inc., a Tennessee corporation (the “Guarantor”) guarantying payment of amounts due under the Note;

(v)a lease agreement in the form of Exhibit E attached hereto (the “Building Lease Agreement”), executed by the Buyer, pursuant to which Seller and Rothman Family Partnership, LLC (the “Owner”) grant to the Buyer (A) the right to lease the building located at 207 Boling Industrial Way SE, Calhoun, Georgia (the “Robertex Building”) in accordance with the terms of the Building Lease Agreement; and (B) the option to purchase the Robertex Building in accordance with the terms of the Building Lease Agreement;

(vi)an employment agreement in the form of Exhibit F attached hereto (the “Employment Agreement”), executed by the Buyer;

(vii)a certificate, dated as of the Closing Date, signed by the Secretary of the Buyer certifying that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the Buyer that authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and certifying the incumbency, signature and authority of the officers of the Buyer authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Buyer;

Exhibit 2.1

(viii)evidence from the Secretary of State of the State of Georgia of the Buyer's good standing; and

(ix)a copy of all Consents required to be obtained by the Buyer in connection with the transactions contemplated by this Agreement from any Person or Governmental Body.

(c)At the Closing, the Seller shall deliver to the Buyer:
(i)stock certificates evidencing the Stock, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)written resignation of each director and officer of Robertex, effective as of the Closing;
(iii)the Building Lease Agreement, executed by the Owner;

(iv)the Employment Agreement, executed by the Seller;

(v)a certificate, dated as of the Closing Date, signed by the Secretary of Robertex (A) attaching copies of the Articles of Incorporation, as amended and bylaws, and any amendments thereto, of Robertex; and (B) certifying that there are no proceedings for the dissolution or liquidation of Robertex;

(vi)evidence from the Secretary of State of the State of Georgia of the good standing of Robertex in the State of Georgia;

(vii)a copy of all Consents required to be obtained by Robertex or Seller in connection with the transactions contemplated by this Agreement from any Person or Governmental Body; and

(viii)evidence that all Indebtedness of any Related Party payable to Robertex has been paid.

1.4    Net Working Capital Value; Adjustment to Purchase Price.

(a)Following the Closing, in accordance with Section 1.4(b) below, the Purchase Price may be adjusted, as necessary, for the difference between the Final Net Working Capital and the Target Net Working Capital. For purposes of this Agreement, all schedules or statements computing the Net Working Capital shall be calculated in accordance with, and based upon the categories set forth on, Schedule 1.4(a).

(b)Net Working Capital Computation.

(i.)The Target Net Working Capital is $1,000,000, as computed in Schedule 1.4(a).

Exhibit 2.1

(ii.)Within fifteen (15) days following the Closing, the Buyer shall prepare and deliver to the Seller a schedule showing the Final Net Working Capital as of the end of business on the Closing Date.

(iii.)If the Seller shall disagree with the determination of the Final Net Working Capital, the Seller shall notify the Buyer on or before the date fifteen (15) days after the date on which the Buyer delivers to the Seller a schedule showing the Final Net Working Capital. The Buyer and the Seller shall attempt to resolve any such disagreements. If the Buyer and the Seller are unable to resolve all such disagreements on or before the date fifteen (15) days following notification to the Buyer of any such disagreements, the Seller and the Buyer shall retain an accounting firm agreed on by both of them that has not performed services in the past for either of them (the “Accounting Firm”), to resolve all such disagreements, which shall adjudicate only those items still in dispute with respect to the calculation of the Final Net Working Capital. Buyer and Seller shall provide each other all information and documentation in their respective possession or control to confirm the Final Net Working Capital.

(iv.)The Accounting Firm shall offer the Seller and the Buyer the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Accounting Firm, if at all, no later than ten (10) days after the date of referral of the disputed matters to the Accounting Firm. The determination of the Accounting Firm shall be based solely on the written submissions by the Buyer and the Seller and their respective Representatives. The Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within twenty (20) days after the Buyer and the Seller submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. The determination of the Accounting Firm with respect to the correctness of each matter in dispute shall be final and binding on the Parties. The fees, costs and expenses of the Accounting Firm shall be borne equally by the Seller and the Buyer. The Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties. The Parties hereto agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

(c)Payments.

(i.)If the Final Net Working Capital as determined pursuant to this Section 1.4 is greater than the Target Net Working Capital by more than $50,000, then the Buyer shall pay to the Seller the amount equal to the difference between the Target Net Working Capital and the Final Net Working Capital. Such payment shall be made in cash by wire transfer of immediately available funds on or before the date five (5) days after the date of such determination.

(ii.)If the Final Net Working Capital as determined pursuant to this Section 1.4 is less than the Target Net Working Capital by more than $50,000, then the Seller shall pay to the Buyer the amount equal to the deficit between the Target Net Working Capital and Final Net Working Capital. In lieu of payment, the Buyer, at its election, may either set-off any payments owed or becoming due to the Seller

Exhibit 2.1

including, but not limited to, (i) the remaining balance owed on the Purchase Price, (ii) the Incentive Payment, (iii) amounts due under the Building Lease Agreement or (iv) amounts due under the Employment Agreement.

2.REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants as of the Closing Date as follows:
2.1    Ownership. The Seller owns and has, and at the Closing shall transfer to the Buyer, good and valid title to all of the Stock free and clear of all Encumbrances.

2.2    Due Organization; Subsidiaries; Etc.

(a)Robertex has no Subsidiaries. Robertex is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Robertex Contracts.

(b)Robertex has been a validly electing S-corporation within the meaning of Sections 1361 and 1362 of the Code for the ten (10) year period up to and including the Closing Date.

(c)Except as indicated on Schedule 2.2(c), Robertex has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(d)Robertex is not qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction.

(e)Schedule 2.2(e) accurately sets forth (i) the names of the members of the board of directors of Robertex and (ii) the names and titles of the Robertex's officers.

(f)Robertex does not own any interest in any Entity and has not owned, beneficially or otherwise, within the previous five (5) years, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. Robertex has not agreed nor is it obligated to make any future investment in or capital contribution to any Entity. Robertex has not guaranteed or agreed to be responsible or liable for any obligation of any Entity.

2.3    Articles of Incorporation, as amended and Bylaws; Records. The Seller has delivered to the Buyer accurate and existing copies of: (a) Robertex's current Articles of Incorporation, as amended, and current bylaws, as amended or restated; (b) the stock records (or other equity ownership records, as applicable) of Robertex; and (c) the existing minutes and other records of the meetings and other proceedings of the shareholders of Robertex, the board of directors of Robertex and all committees of the board of directors of Robertex (the items described in (a), (b) and (c) above, collectively, the “Robertex Constituent Documents”). There has not been any violation of the Robertex Constituent Documents, and Robertex has not taken any action that is inconsistent in any material respect with the Robertex Constituent Documents. The Robertex

Exhibit 2.1

Constituent Documents, accounting and other records of Robertex are accurate, up-to-date and complete in all material respects, and have been maintained in material compliance with Legal Requirements and in accordance with prudent business practices.

2.4    Capitalization, Etc.

(a)The Stock constitutes all of the authorized, issued and outstanding shares of Robertex as of the date of this Agreement. Robertex is not authorized to issue, and has not issued, any shares of preferred stock. All outstanding shares of common stock have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in the Robertex Constituent Documents and applicable Robertex Contracts. There are no repurchase options which are held by the Seller or to which any shares of capital stock of Robertex are subject.

(b)There are no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Robertex; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Robertex; (iii) Contracts under which Robertex is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Robertex; or (iv) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Robertex (clauses (i) through (iv) above, collectively “Securities Rights”). Robertex has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by Robertex.

2.5    Financial Statements.
(a)The Seller has delivered to the Buyer the following financial statements and notes (collectively, the “Robertex Financial Statements”):

(i)The audited balance sheets of Robertex as of December 31, 2012 and December 31, 2011 (the “Audited Balance Sheets”), and the related audited statements of income, shareholders' equity and cash flows of Robertex for the years then ended; and

(ii)the internally generated balance sheet of Robertex as of May 31, 2013, (the “Unaudited Interim Balance Sheet”) and the related unaudited statement of income, of Robertex for the five (5) months then ended.

(b)The Robertex Financial Statements present fairly in all material respects the financial position of Robertex as of the respective dates thereof and the results of operations and cash flows of Robertex for the periods covered thereby. The Robertex Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (“GAAP”).

(c)Robertex has not incurred contingent or other liabilities of any nature, either matured or unmatured, except for: (i) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet and (ii) accounts payable, accrued salaries or other liabilities that have been incurred by Robertex in the ordinary course of business and consistent with Robertex's past practices since the date of the Unaudited Interim Balance Sheet.

Exhibit 2.1

2.6    No Conflicts; Consents and Approvals. The execution and delivery of this Agreement and the Related Agreements by the Seller does not, and the consummation of the transactions contemplated hereby and performance by Seller of his obligations hereunder, will not: (a) violate or conflict with any term, condition or provision of (i) any material Contract to which Seller or Robertex is a party, or (ii) any Legal Requirement applicable to Seller or Robertex, or (b) result in the creation of any Encumbrance upon any of the Stock or give to others any interest or right in any of the Stock. No authorization, consent, or approval of, or filing with, any Governmental Body is required to be obtained or made by Seller, Robertex or Owner in connection with the execution and delivery of, or performance by Seller, Robertex or Owner of his or its obligations under, this Agreement or any of the Related Agreements.

2.7    Absence of Changes. Since the date of the Audited Balance Sheet:

(a)there has not been any Material Adverse Effect, and no event has occurred that could have such a Material Adverse Effect;

(b)there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Robertex, or the Robertex Building (whether or not covered by insurance);

(c)except as set forth on Schedule 2.7(c), since the date of the Audited Balance Sheet dated December 31, 2012, Robertex has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock of Robertex, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of Robertex;

(d)Robertex has not sold, issued or authorized the issuance of (i) any capital stock or other securities of Robertex or (ii) any Securities Rights;

(e)Except with the prior written consent of Buyer, there has been no amendment to the copies of the Articles of Incorporation and bylaws of Robertex that have been provided to Buyer, and Robertex has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f)Robertex has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(g)Robertex has not made any capital expenditure since the date of the Audited Balance Sheets that is not reflected on the Unaudited Interim Balance Sheet;

(h)except in the ordinary course of business and consistent with past practice, Robertex has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would be material to Robertex, or (ii) amended or prematurely terminated, or waived any right or remedy under, any such Contract;

Exhibit 2.1

(i)Robertex has not (i) acquired, leased or licensed any right or other asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person; or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with Robertex's past practices;

(j)Except as set forth on Schedule 2.7(j), since the date of the Audited Balance Sheet dated December 31, 2012 Robertex has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness;

(k)Robertex has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(l)Robertex has not (i) lent money to any Person or (ii) incurred or guaranteed any Indebtedness for borrowed money;

(m)Except as set forth on Schedule 2.7(m), Robertex has not (i) established or adopted any employee benefit plan; (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than bonuses and severance or termination payments to be paid to directors, officers and employees of Robertex immediately prior to the Closing; or (iii) hired any new employee, except, in the cases of clauses (iii) above, in the ordinary course of business consistent with past practice;

(n)Robertex has not changed any of its methods of accounting or accounting practices in any respect;

(o)Robertex has not made any Tax election;

(p)Robertex has not threatened, commenced or settled any Legal Proceeding;

(q)Robertex has not entered into any other material Contract or transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby;

(r)there has been no material change in the cash management practices of Robertex or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; and

(s)Robertex has not agreed to take, or committed to take, any of the actions referred to in clauses (c) through (r) above.

Exhibit 2.1

2.8    Real Property.

(a)Schedule 2.8(a) sets forth a correct and complete list of (i) all real property currently owned by Robertex; (ii) all other material agreements or rights under which any Person has the right to occupy or use any real property owned by Robertex; (iii) all other material agreements or rights under which Robertex has the right to occupy or use any real property owned by others; and (iv) any other lease or agreement of Robertex related to real property.

(b)All buildings and other improvements located on the Real Property which are necessary or desirable to the conduct of the business of Robertex as currently conducted (including without limitation all water, sewer, gas, electrical, and HVAC systems servicing Robertex' business) are in an "as is" operating condition.

(c)All buildings and other improvements located on the Real Property, and the use of the Real Property by Robertex and all Persons claiming under Robertex, comply with all Legal Requirements relating to zoning and land use and with all easements, covenants and other restrictions applicable to the Real Property.

(d)The Real Property: (i) is adequately serviced by all utilities necessary for the conduct of Robertex' business as currently conducted on the Real Property; (ii) has adequate means of ingress and egress, either directly or by means of perpetual easements or rights-of-way which run with the Real Property; (iii) has adequate parking that is sufficient to meet the needs of Robertex' employees and business invitees and to comply with applicable Legal Requirements; and (iv) to Seller's best knowledge, is not located in whole or in part within an area identified as a flood hazard area by any Governmental Body.

(e)Robertex has no real property that it currently occupies or is in possession through real property leases other than the Real Property. No certificate of occupancy is required to be obtained from any Governmental Body with respect to the Real Property occupied or leased by Robertex. The buildings, improvements and fixtures located on the Real Property that Robertex is occupying or leasing are (i) in compliance with all applicable zoning, health and safety and occupancy and other use municipal ordinances and Legal Requirements; (ii) in good condition and repair, subject only to ordinary wear and tear; and (iii) suitable and appropriate for use in the business as presently conducted and as proposed to be conducted by Robertex. Set forth on Schedule 2.8(e) is a list of all environmental reports or audits prepared by or for the Robertex relating to any Real Property, which is in the possession of Robertex.

2.9    Personal Property.

(a)As of the Closing, Robertex has good, valid and marketable title in fee simple to (i) all personal property reflected on the Unaudited Interim Balance Sheet as owned by Robertex, except for dispositions made in the ordinary course of business, and (ii) all personal property acquired by Robertex since the date of the Unaudited Interim Balance Sheet (other than personal property held by the Seller as lessee under a personal property lease), in each case free and clear of all Encumbrances except Permitted Encumbrances.

Exhibit 2.1

(b)Schedule 2.9(b) contains a list of all personal property leases under which Robertex is the lessee, together with (i) the location and nature of each of the leased properties; (ii) the termination date of each such lease; (iii) the name of the lessor; (iv) all rental and other payments made or required to be made under such leases; and (v) the date and amount of the next permitted increase in each such lease. All leases are valid, subsisting in full force and effect in accordance with their respective terms, except as may be limited by the Enforceability Exception, and are, in each case, free and clear of all Encumbrances (other than Encumbrances in favor of the lessor and Permitted Encumbrances). There is not under any personal property lease any existing default or event of default by Robertex (or event that, with notice or passage of time, or both, would constitute a default, or would constitute a basis of force majeure or other claim of excusable delay or nonperformance). True and complete copies of all personal property leases listed on Schedule 2.9(b) have been delivered to the Buyer heretofore. No such lease will require the consent of the lessor to or as a result of the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, a “lease” shall include a sublease.

(c)All personal property owned by Robertex and all personal property held by Robertex pursuant to personal property leases is in an "as is" operating condition and repair, subject only to ordinary wear and tear. The personal property described in Section 2.9(b) comprise all of the personal property having a cost or fair market value in excess of $1,000.00 used in the conduct of business of Robertex.

2.10    Receivables. All accounts receivable of Robertex reflected in the Unaudited Interim Balance Sheet and all accounts receivable of Robertex that have arisen since the date of the Unaudited Interim Balance Sheet (except such accounts receivable as have been collected since such dates) are valid and enforceable claims, and the goods and services sold and delivered that gave rise to such accounts were sold and delivered by Robertex in the ordinary course consistent with past practice. Except as set forth on Schedule 2.10, such accounts receivable are subject to no valid defense, offset or counterclaim and are fully collectible within sixty (60) days after the Closing Date, except to the extent of the allowance for doubtful accounts reflected on the Unaudited Interim Balance Sheet and except for collection issues caused by the actions of Buyer after the date hereof. To the extent Seller is required to pay Buyer for any accounts receivable of Robertex hereunder, Buyer agrees to assign such account to Seller upon receipt of such payment.

2.11    Inventory. All inventory of Robertex, whether or not reflected in the Unaudited Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and are shown in the Robertex Financial Statements. All such inventory is owned by Robertex free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of the business of Robertex.

Exhibit 2.1

2.12    Indebtedness.

(a)Robertex does not have any liability or obligation for Indebtedness other than as set forth on Schedule 2.12(a). Set forth on Schedule 2.12(a) is a complete list of all instruments and documents evidencing, creating, securing or otherwise relating to such Indebtedness. No event has occurred and no condition has become known to the Seller (including the transactions contemplated hereby) that constitutes or, with notice or passage of time, or both, would constitute a default or other claim of accelerated or increased rights, termination, excusable delay or nonperformance by Robertex or any other Person under any instrument or document relating to or evidencing Indebtedness that would entitle any Person to require Robertex to pay any portion of the principal amount of such Indebtedness prior to the scheduled maturity thereof. No instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent of any Person to or as a result of the consummation of the transactions contemplated by this Agreement.

(b)Other than as set forth on Schedule 2.12(b), none of the Robertex directors, employees or shareholders, or any other Person, have guaranteed any Indebtedness of Robertex or Indebtedness relating to property leased by Robertex.

(c)Other than as set forth on Schedule 2.12(c), Robertex has not guaranteed or otherwise agreed to be responsible or liable for any liability of any director, officer, employee or shareholder of Robertex, or any other Person.

2.13    Intellectual Property.

(a)Schedule 2.13(a) accurately identifies (i) each item of Registered IP in which Robertex or the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each product or service of Robertex that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. Robertex or Seller has provided complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered IP.

(b)Schedule 2.13(b) accurately identifies (i) all Intellectual Property Rights licensed to or utilized by Robertex or Seller (other than any Non Customized Software); (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights are licensed to Robertex or Seller; and (iii) whether the license or licenses granted to Robertex or Seller are exclusive or non-exclusive.

(c)Schedule 2.13(c) accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Robertex IP. Neither Seller nor Robertex is bound by, and no Robertex IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Robertex or Seller to use, exploit, assert, or enforce any Robertex IP for any purpose anywhere in the world.

Exhibit 2.1

(d)Robertex owns all right, title, and interest to and in the Robertex IP (other than Intellectual Property Rights exclusively licensed to Robertex, as identified in Schedule 2.13(b), free and clear of all Encumbrances. All Robertex IP that is exclusively licensed to Robertex is free and clear of all Encumbrances other than the applicable licensor's interest.

(e)No Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Robertex IP. Schedule 2.13(e) accurately identifies (and the Seller has provided to the Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five (5) years by or to Robertex or any representative of Robertex regarding any actual, alleged, or suspected infringement or misappropriation of any Robertex IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(f)Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Robertex IP; (ii) a breach of any license agreement listed or required to be listed in Schedule 2.13(b); or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Robertex IP.

(g)Neither Seller nor Robertex has infringed (directly, by contribution, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any Person.

(h)Except as set forth on Schedule 2.13(h), Robertex has not obtained any assignment of any Intellectual Property Rights of Robertex from any officer, director, shareholder or employee who has served or worked for Robertex and or any consultant who has performed any service for Robertex with regard to Robertex IP.

2.14    Contracts.

(a)Schedule 2.14(a) identifies each Robertex Contract involving cash or other consideration in an amount or having a value in excess of $25,000, as well as any other Contracts specified below, including:

(i)any purchase order that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Seller having a value in excess of $25,000 in the aggregate;

(ii)each Robertex Contract (other than purchase orders having a value of under $25,000) with or related to customers, including any Robertex Contract in which a party agrees to pay or subsidize the fees of any customer of the Seller;

Exhibit 2.1

(iii)each Robertex Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor;

(iv)each Robertex Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property Rights;

(v)each Robertex Contract imposing any restriction on the Seller's right or ability (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person; or (C) develop or distribute any technology;

(vi)each Robertex Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(vii)each Robertex Contract relating to the acquisition, issuance or transfer of any securities;

(viii)each Robertex Contract relating to the creation of any Encumbrance with respect to any asset of the Robertex;

(ix)each Robertex Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement or any indemnification for or assumption of any liability for any other Person;

(x)each Robertex Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xi)each Robertex Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(xii)each Robertex Contract constituting or relating to a government Contract;

(xiii)each Robertex Contract relating to Indebtedness for borrowed money;

(xiv)each Robertex Contract involving the acquisition or disposition of any assets with an aggregate value of over $25,000;

(xv)each Robertex Contract that may be characterized as a requirements contract;

(xvi)any other Robertex Contract that was entered into outside the ordinary course of business or was inconsistent with the Seller's past practices; and

Exhibit 2.1

(xvii)any other Robertex Contract that may not be terminated by Robertex (without penalty) within thirty (30) days after the delivery of a termination notice by Robertex and requires payment in excess of $25,000.00 per annum.

(b)The Seller has delivered to the Buyer accurate and complete copies of all written Robertex Contracts or other Contracts covered in Section 2.14(a). Schedule 2.14(b) provides an accurate description of the terms of each Robertex Contract that are material to the business and not in written form. Each Robertex Contract is valid and in full force and effect and is enforceable by Robertex in accordance with its terms except as may be limited by the Enforceability Exception, and after the Closing will continue to be legal, valid, binding and enforceable on identical terms except as may be limited by the Enforceability Exception. The consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Robertex, or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Robertex Contract.

(c)No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Robertex Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Robertex Contract; (iii) give any Person the right to accelerate the maturity or performance of any Robertex Contract; or (iv) give any Person the right to cancel, terminate or modify any Robertex Contract; provided that as such relates to any open and unfulfilled purchase orders, this representation is limited to Seller's knowledge.

(d)Robertex has not received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Robertex Contract.

(e)Robertex has not waived any of its material rights under any Robertex Contract.

(f)No Person is renegotiating, or has a right pursuant to the terms of any Robertex Contract to renegotiate, any amount paid or payable to Robertex under any Robertex Contract or any other material term or provision of any Robertex Contract.

(g)The Robertex Contracts collectively and materially constitute all of the Contracts necessary to enable Robertex to conduct its business in the manner in which its business is currently being conducted.
(h)Schedule 2.14(h) provides an accurate and complete list of all Consents required under any Robertex Contract to consummate the transactions contemplated by this Agreement.

2.15    Compliance with Legal Requirements. Robertex is, and at all times has been, in compliance with all applicable Legal Requirements with which the failure to comply would have a Material Adverse Effect on Robertex. Robertex has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

Exhibit 2.1

2.16    Governmental Authorizations. Schedule 2.16 identifies each material Governmental Authorization held by Robertex, and the Seller has delivered to the Buyer accurate and complete copies of all material Governmental Authorizations identified in Schedule 2.16. The Governmental Authorizations identified in Schedule 2.16 are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable Robertex to conduct its business in the manner in which its business is currently being conducted. Robertex is in compliance in all material respects with the terms and requirements of all required Governmental Authorizations. Robertex has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.17    Tax Matters.

(a)All Tax Returns required to be filed by or on behalf of Robertex with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Robertex Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, correct and complete in all respects and prepared in material compliance with all applicable Legal Requirements. All amounts shown on the Robertex Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Seller has delivered to the Buyer accurate and complete copies of all Robertex Returns filed which have been requested by the Buyer.

(b)Robertex has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)No Robertex Return relating to Taxes has been audited by any Governmental Body during the ten (10) year period prior to the Closing Date. The Seller has delivered to the Buyer accurate and complete copies of all audit reports and similar documents (to which the Seller has access) relating to the Robertex Returns. No extension or waiver of the limitation period applicable to any of the Robertex Returns has been granted (by Robertex or any other Person), and no such extension or waiver has been requested from the Seller. The Seller has not taken any position on any Tax Return that required notice to the Governmental Body of such position.

(d)No Legal Proceeding is pending or has been threatened against or with respect to Robertex in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Robertex with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Robertex and with respect to which appropriate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Robertex except liens for current Taxes not yet due and payable. Robertex has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

Exhibit 2.1

(e)There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Robertex that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

(f)Robertex has not been a member of any “Affiliated Group” (as defined in Section 1504(a) of the Code) or any combined, consolidated or unitary group, and Robertex has no liability for Taxes of any other Person as a consequence thereof. Robertex is not and has not ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(g)The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since April 1, 1988 and the Company will be an S corporation up to and including the day before the Closing Date.

2.18    Benefit Plans.

(a)Schedule 2.18(a) identifies each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other employee benefit plan, program or arrangement at any time maintained, sponsored or contributed to (or required to be contributed to) by Robertex or with respect to which Robertex has any liability or potential liability including, but not limited to, Welfare Plans (as defined below), Pension Plans (as defined below), salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the “Plans”). Robertex has taken reasonable efforts to ensure that every employee of Robertex (“Employee”) (whether such Employee is a United States citizen or otherwise) is legally authorized to work for Robertex in the United States.

(b)Robertex does not maintain, sponsor or contribute to, or has any actual or potential liability with respect to, or has ever maintained, sponsored or contributed to (i) any employee pension benefit plan (as defined in Section 3(2) of ERISA, whether or not excluded from coverage under any portion of ERISA) (a “Pension Plan”); or (ii) a multiemployer plan (as defined in Section 3(37) of ERISA, whether or not excluded from coverage under any portion of ERISA).

(c)Robertex does not maintain, sponsor or contribute to any Plans other than those employee welfare benefit plans that are described in Schedule 2.18(c) (the “Welfare Plans”).

Exhibit 2.1

(d)With respect to each Plan, Robertex has delivered to the Buyer:

(i)an accurate and complete copy of such Plan (including all amendments thereto) or, if such Plan is not in writing, an accurate detailed written summary of the Plan;

(ii)an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

(iii)an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Plan, and all material written employee communications relating to such Plan;

(iv)if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

(v)accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements;

(vi)an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code); and

(vii)an accurate and complete copy of all material correspondence with any governmental entity with respect to such Plan.

(e)Robertex is not required to be nor has it ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Robertex has not ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. Robertex has not ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

(f)No Plan is under investigation or audit by any Governmental Body (including the Internal Revenue Service or Department of Labor).

(g)No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code; (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet; and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

Exhibit 2.1

(h)With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code (“COBRA”) have been complied with in all material respects.

(i)Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

(j)Neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the consummation of the transactions contemplated by this Agreement and the Related Agreements, either alone or in connection with any other event, will result in any liability to Robertex or payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of Robertex (whether or not under any Plan), or increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

2.19    Employee and Labor Matters.

(a)Schedule 2.19(a) contains a list of the employees of Robertex as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. Robertex is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Employees are “at will” employees.

(b)Robertex is in material compliance with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee classification and compensation matters.

(c)To Seller's best knowledge, Robertex has good labor relations, and has no reason to believe that (i) the consummation of the transactions contemplated by this Agreement will have a Material Adverse Effect on Robertex's labor relations; (ii) any Employees who are corporate-management level or above intends to terminate his or her employment with Robertex; or (iii) there is any pending or contemplated union organizing activity.

(d)Robertex has not incurred any liability under the Worker Adjustment Retraining and Notification Act (29 USC§§ 2101, et seq.) or any similar state law or statute relating to employment termination in connection with a mass layoff, plant closing or similar event (such as California Labor Code Section 1400, et seq.), in the six (6) months preceding the Closing, and the transactions contemplated by this Agreement will not give rise to any such liability.

Exhibit 2.1

2.20    Environmental Matters.

(a)Except in compliance with Environmental Laws, no Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of by Robertex on or under any real property currently or previously owned or leased by Robertex or is presently located on or under any Real Property (or, to the knowledge of Seller, any property adjoining any Real Property); (ii) is presently maintained, used, generated, or permitted to remain in place by Robertex in violation of any Environmental Law; (iii) is required by any Environmental Law to be eliminated, removed, treated or mitigated by Robertex, given the nature of its present condition, location, nature, material or maintenance; or (iv) is of a type, location, material, nature or condition which requires special notification to third parties by Robertex under Environmental Law or common law.

(b)No notice, citation, summons or order has been received by Robertex, no notice has been given by Robertex and no complaint has been received by Robertex, no penalty has been assessed and no investigation or review is pending or, to Sellers knowledge, threatened by any Governmental Body, with respect to (i) any alleged violation by Robertex of any Environmental Law or (ii) any alleged failure by Robertex to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of Robertex of any Hazardous Material.

(c)Robertex has not received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a “potentially responsible party” with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material. Schedule 2.20(c) contains a true and complete list of all material safety data sheets applicable to Robertex's operations received by Robertex relating to the Real Property.

(d)Except as set forth on Schedule 2.20(d), none of the following have ever been present or located at any property currently owned or leased by Robertex: (i) above-ground or underground storage tanks; (ii) friable asbestos-containing materials; (iii) polychlorinated biphenyls in excess of fifty (50) parts per million; or (iv) mold or other fungi at concentrations or in conditions that would presents a risk to human health, safety or the environment.

2.21    Insurance. Schedule 2.21 identifies all insurance policies maintained by, at the expense of or for the benefit of Robertex and identifies any material claims made thereunder during the previous two fiscal years or the current fiscal year, and the Seller has delivered to the Buyer accurate and complete copies of the insurance policies identified on Schedule 2.21. Each of the insurance policies identified in Schedule 2.21 is in full force and effect. Robertex has not received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Robertex has timely and properly notified the appropriate insurance company of all facts or occurrences which would provide coverage for such circumstances. The insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Robertex and are sufficient for compliance with all applicable laws and Contracts to which Robertex is a party or by which it is bound. Robertex has not allowed any insurance policy to lapse in coverage and not defaulted on any premium payment due.

Exhibit 2.1

2.22    Related Party Transactions. Except as set forth on Schedule 2.22, or as specifically set forth in the audited financial statements of Robertex: (a) no Related Party has, and no Related Party has at any time during the last five years had, any direct or indirect interest in any material asset used in or otherwise relating to the business of Robertex; (b) no Related Party is, or has been during the last five years, indebted to Robertex; (c) during the last five years, no Related Party has entered into, or has had any direct or indirect financial interest in, any Robertex Contract, transaction or business dealing involving Robertex; (d) no Related Party is competing, or has at any time during the last five years competed, directly or indirectly, with Robertex; and (e) no Related Party has any claim or right against Robertex (other than rights to receive compensation for services performed as an Employee of Robertex).

2.23    Legal Proceedings; Orders.

(a)There is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding: (i) that involves Robertex or the Seller as a party or any of the assets owned, used or controlled by Robertex or any Person whose liability Robertex has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement or any of the Related Agreements. To Seller's best knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)No Legal Proceeding has been commenced by or is pending against Robertex that could have a Material Adverse Effect.

(c)There is no Order, writ, injunction, judgment or decree to which Robertex, or any of the assets owned or used by Robertex, is subject. To the knowledge of Seller, no officer or other employee of the Robertex is subject to any Order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to Robertex' business.

2.24    Authority; Binding Nature of Agreement. The Seller has the power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by the Seller of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Seller. This Agreement and each Related Agreement to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to the Enforceability Exception.

2.25    Non Contravention; Consents. Neither the execution, delivery or performance of this Agreement or any of the Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Related Agreements, will directly or indirectly (with or without notice or lapse of time):

Exhibit 2.1

(a)contravene, conflict with or result in a violation of any of the provisions of the Robertex Constituent Documents;

(b)contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order, writ, injunction, judgment or decree to which Robertex or the Seller, or any of the assets owned, used or controlled by the Seller, is subject;

(c)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Robertex or that otherwise relates to Robertex's business or to any of the assets owned, used or controlled by Robertex;

(d)contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Robertex Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Robertex Contract; (ii) accelerate the maturity or performance of any such Robertex Contract; or (iii) cancel, terminate or modify any such Robertex Contract;

(e)result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Robertex; or

(f)require any filing with, notice to or consent from any Person in connection with (i) the execution, delivery or performance of this Agreement or any of the Related Agreements or (ii) the consummation of the transactions contemplated by this Agreement or any of the Related Agreements.

2.26    Customers and Suppliers.

(a)Schedule 2.26(a) contains a true and complete list of the name and address of the ten (10) largest customers of Robertex during 2010, 2011, and 2012 and the period ended on the date of the Unaudited Interim Balance Sheet and indicates with respect to each the name, address and dollar amount paid to Robertex. Robertex has no specific information indicating that any of such customers intends to cease doing business with Robertex or materially alter the volume, pricing or terms of business that it is presently conducting with Robertex including as a result of the transactions contemplated by this Agreement.

(b)Schedule 2.26(b) contains a true and complete list of the name and address of the ten (10) largest suppliers of Robertex during 2010, 2011, and 2012 and the period ended on the date of the Unaudited Interim Balance Sheet with the amount of purchases made from each such supplier and vendor during such periods. Robertex has no specific information indicating that any of such suppliers or vendors intends to cease doing business with Robertex or materially alter the volume, pricing or terms of business that it is presently conducting with Robertex including as a result of the transactions contemplated by this Agreement.

Exhibit 2.1

2.27    Finder's Fee. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated thereby based upon arrangements made by or on behalf of the Seller or Robertex.

2.28    Full Disclosure. This Agreement and the Schedules attached hereto do not (a) contain any representation, warranty or information that is false or misleading with respect to any material fact or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading. Each Schedule attached hereto contains, or clearly cross-references, all items responsive to the issues addressed therein.

3.REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:
3.1    Corporation Existence and Power. the Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia and has all necessary power and authority required to conduct its business in the manner in which its business is currently being conducted, and is duly qualified, authorized, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, authorization, registration or licensing.

3.2    Authority; Binding Nature of Agreement. the Buyer has the right, power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by the Buyer of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each Related Agreement to which the Buyer is a party constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer, in accordance with its terms, subject to the Enforceability Exception.

3.3    Finder's Fee. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated thereby based upon arrangements made by or on behalf of the Buyer.

3.4    No Violation. None of the execution and delivery of this Agreement and the Related Agreements, the consummation of the transactions provided for herein and therein or contemplated hereby and thereby, and the fulfillment by such Buyer of the terms hereof or thereof, will (with or without notice or passage of time or both) (i) conflict with or result in a breach of any provision of the organizational documents of the Buyer, or (ii) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental entity applicable to such Purchaser or any of its assets.

Exhibit 2.1

3.5    No Conflicts; Consents and Approvals. The execution and delivery of this Agreement by the Buyer does not, and the consummation of the transactions contemplated hereby and performance by the Buyer of its obligations hereunder, will not violate or conflict with any term, condition or provision of (a) any material contract to which the Buyer is a party, or (b) any Legal Requirement applicable to the Buyer. No authorization, consent, or approval of, or filing with, any Governmental Body is required to be obtained or made by the Buyer in connection with the execution and delivery of, or performance by the Buyer of its obligations under, this Agreement.

3.6    Investment. Buyer is acquiring the Stock for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, and, Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof, except for the merger thereof into Buyer or transfer of the Robertex assets to Buyer and subsequent liquidation of Robertex.

4.	ADDITIONAL COVENANTS OF THE PARTIES

4.1    Public Announcements. The Seller, Robertex and the Buyer shall not (and each shall not permit any of their respective Associates or Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without the other's prior written consent, provided, however, that nothing herein shall be deemed to prohibit the Seller, Robertex or the Buyer from making any public disclosure necessary under applicable Legal Requirements, in which case, each shall consult with the other regarding the contents thereof.

4.2    Confidentiality.

(a)Each Party to this Agreement and its Associates and Representatives will keep confidential the Confidential Information that it receives from another Party and its Representatives and will not (except as required by applicable Legal Requirements), without the disclosing Party's prior written consent, disclose any such Confidential Information; provided, however, that notwithstanding the above a receiving Party may reveal the Confidential Information to its Associates or Representatives (i) who need to know the Confidential Information in connection with the transactions contemplated in this Agreement and (ii) who are informed of the confidential nature of the Confidential Information. Each Party will use its commercially reasonable efforts to cause its Associates and Representatives to comply with the provisions of this Section. The receiving Party shall use the same degree of care in maintaining the confidentiality of the other Party's Confidential Information as it uses with respect to its own information that is regarded as confidential and/or proprietary by the receiving Party, but in any case shall at least use reasonable care.

(b)In the event that a receiving Party or any of its Associates or Representatives is required by applicable Legal Requirements to disclose any of the Confidential Information received from a disclosing Party, the receiving Party will notify the disclosing Party promptly so that the disclosing Party may seek a protective order or other appropriate remedy or, in the disclosing Party's sole discretion, waive compliance with the provisions of this Section. The receiving Party and its Representatives will cooperate fully with the disclosing Party and its Representatives in any attempt by the disclosing Party to obtain any such protective order or other remedy. In the event that no such protective order or other remedy is obtained, or that the disclosing Party waives compliance with the provisions of this Section, the receiving Party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information disclosed. A Party may make such disclosure as is necessary, in the opinion of

Exhibit 2.1

such Party's outside legal counsel, to avoid committing a violation of law or of any rule or regulation of any securities association, stock exchange or national securities quotation system on which such Party's securities are listed or traded. In such event, such Party shall use its best efforts to give advance notice to the other Party prior to any disclosure.

4.3    Section 338(h)(10) Election. The Buyer, the Seller and Robertex shall jointly make a timely and effective election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations with respect to the purchase and sale of the Stock (the “Election”) and the signatures of the Parties hereto shall be deemed the necessary consent to such Election. The Buyer, the Seller and Robertex shall cooperate with each other to take all actions necessary and appropriate, including filing such additional forms, returns, elections, schedules and other documents as may be required to effect and preserve timely the Election in accordance with the provisions of Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated thereunder or any successor provisions. Specifically, the Seller, Robertex and the Buyer shall, within five (5) days prior to the date such forms are required to be filed under applicable law, exchange completed and executed copies of the Internal Revenue Service Forms 8023 and 8883, and the required schedules thereto. If changes are required in any of these forms as a result of information which is first available after the date on which any such form is completed and executed pursuant to the preceding sentence, the parties will act in good faith to agree on such changes. The Seller, Robertex and the Buyer shall report the purchase and sale of the Stock consistent with the Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Tax authority or otherwise.

4.4    Allocations. Within sixty (60) days after the Closing, the Seller and the Buyer shall agree upon the tentative allocation of the “aggregate deemed sales price,” as defined in Treasury Regulation Section 1.338-4, among the Seller's assets, which allocations shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations and shall reflect the Purchase Price. The allocations shall be adjusted only based upon any adjustments to the Purchase Price pursuant to Section 1.4. The Buyer and the Seller and their respective Affiliates shall (i) be bound by any such allocation for purposes of determining any Taxes; (ii) prepare and file their Tax Returns on a basis consistent with such determination of the aggregate deemed sales price and such allocations; and (iii) take no position inconsistent with such determination and allocations on any applicable Tax Return, in any proceeding before any Tax authority or otherwise. In the event that any of the allocations are disputed by any Tax authority, the Party receiving notice of the dispute shall promptly notify the other Party concerning resolution of the dispute.

4.5    Incentive Payment. The Seller shall be entitled to an incentive payment (the “Incentive Payment”) provided that certain performance goals are attained over the course of the first five (5) years after Closing. The Incentive Payment shall be ten percent (10%) of the increase in Gross Margin in American dollars of the combined Natural Fiber Business for each year for a period of five (5) years, calculated as the current twelve (12) month period in American dollars minus the previous twelve (12) month period in American dollars (calculated using consistent methods of computation), times ten percent (10%). The initial base twelve (12) month period shall be the twelve (12) month period that ends on June 30, 2013. The payment shall be made annually within sixty (60) days of the close of the twelve (12) month measurement period. Set forth in Exhibit G is a hypothetical calculation of the Gross Margin for the initial base twelve (12) month period, and an illustrative calculation of the Incentive Payment based on hypothetical amounts making up the Gross Margin for the following five (5) twelve (12) month periods, each ending on the successive June 30ths.

Exhibit 2.1

5.TAX MATTERS

5.1    Filing Tax Returns; Payment of Taxes.

(a)The Buyer and the Seller shall cooperate to cause to be timely filed all Tax Returns of Robertex that relate to periods ending after the Closing Date.

(b)The books and records of Robertex will be maintained, and the Tax Returns for Income Taxes of Robertex will be filed, so as to accurately reflect the operations of Robertex through the end of the Closing Date.

(c)The Buyer shall not amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return of Robertex relating in whole or in part to the Seller with respect to any Tax Period ending on or before the Closing Date without the prior written consent the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)After the Closing Date, to the extent in Buyer's possession or control, Buyer will provide Seller with all back-up documentation reasonably necessary for Seller to file all Tax Returns of Robertex that relate to periods ending on or prior to the Closing Date.

5.2    Proration of Taxes and Earnings and Profits. In accordance with the applicable provisions of the Code, a short taxable year of Robertex shall end on and include the Closing Date. Whenever it is necessary to determine the liability for Taxes of Robertex for a portion of the taxable year or a period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended on and included the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis and annual property Taxes shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

5.3    Assistance on Tax Matters. The Buyer and the Seller shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Each party will bear its own out-of-pocket expenses incurred in providing assistance. The Buyer and the Seller will retain for the full period of any statute of limitations and provide the others with any records or information that may be relevant to such preparation, audit, examination, proceeding or determination.

Exhibit 2.1

5.4    Audits.

(a)If in connection with any examination, investigation, audit or other proceeding in respect of any Tax Return covering the operations of Robertex on or before the Closing Date, any Governmental Body issues to Robertex or the Seller a written notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim or demand concerning the taxable period covered by such return, the Seller shall notify the Buyer of its receipt of such communication from the Governmental Body within fifteen (15) Business Days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand. No failure or delay of the Buyer or the Seller in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Seller pursuant to this Agreement, except to the extent that such failure or delay materially adversely affects the Seller's ability to defend against the applicable notice of deficiency, notice of reassessment, proposed adjustment or assertion of claim or demand that the Seller is obligated to pay hereunder.

(b)The Seller shall control and resolve any examination, investigation, audit, or other proceeding in respect of any Tax Return or Taxes covering the operations of Robertex on or before the Closing Date at the Seller's cost and expense; provided, however, (i) the Buyer shall have the nonexclusive right, at its sole cost and expense, to participate in such examination, investigation, audit, or other proceeding; (ii) if the Seller desires to settle an examination, investigation, audit, or other proceeding that solely relates to income Taxes for periods ending on or before the Closing Date, the Buyer and the Seller shall, if the taxing authority agrees, resolve and settle the examination, investigation, audit or other proceeding on the terms requested by the Seller if (A) such settlement will not have an adverse effect on the Tax liability, Tax refunds, Tax attributes, or Tax adjustments of Robertex (or any consolidated, combined, or unitary group that included Robertex) for periods (or portions thereof) beginning after the Closing Date and (B) prior to such settlement, the Seller shall have paid to the Buyer amounts necessary to pay all amounts that are payable as a result of the settlement; and (iii) if the applicable taxing authority unequivocally offers in writing to settle a matter on terms acceptable to the Seller, the Seller may agree to pay the Buyer and Robertex the amount of Taxes that it would be required to pay if the settlement was accepted (and thereafter be relieved of any liability for Taxes and other costs with respect to the matter settled and any entitlement to any Tax reductions or refunds with respect to such matter).

(c)If there is an adjustment to any return or report of Taxes for Robertex which creates a deficiency in any Taxes (or the repayment of any Tax refund) for which the Seller is liable under the provisions of Section 5.1 hereof, the Seller shall pay to the Buyer the amount of such deficiency in Taxes incurred by Robertex. All payments required to be made by the Seller pursuant to this Section 5.4 shall be made within ten (10) Business Days of demand thereof or three (3) Business Days prior to the date such Taxes are due, whichever is later.

Exhibit 2.1

6.SURVIVAL AND INDEMNIFICATION

6.1    Survival. The representations, warranties, covenants and agreements of the parties hereto contained herein shall survive the Closing for a period of five (5) years.

6.2    Indemnification by the Seller.

(a)From and after the Closing, the Seller agrees to indemnify the Buyer, its Affiliates, their successors and assigns, and any of their respective employees, officers and directors (the “the Buyer Indemnified Parties”), against, and hold the Buyer Indemnified Parties harmless from (i) any and all Damages suffered by any the Buyer Indemnified Party to the extent arising out of any breach of or any inaccuracy in any representation or warranty made by the Seller in Article 2 of this Agreement or any Related Agreement; (ii) any failure by the Seller to perform the covenants and obligations set forth in this Agreement or any Related Agreement; and (iii) all Taxes of the Seller for periods ending on or before the Closing Date and all Taxes of the Seller attributable to the period prior to the Closing Date for periods beginning before and ending after the Closing Date to the extent allocable to the portion of such period ending on the Closing Date, in accordance with Article 5 of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Seller's indemnity shall not exceed the amount actually paid or payable by Buyer under this Agreement or any of the Related Agreements, and no indemnity under this Agreement shall be claimed unless and until the amounts of such indemnity claims exceed $50,000 (provided that all amounts of indemnity may be claimed by Buyer once the $50,000 threshold has been reached.)

(b)From and after the Closing, the Seller agrees to indemnify the Buyer Indemnified Parties, against, and hold the Buyer Indemnified Parties harmless from, any and all Damages suffered by any the Buyer Indemnified Party to the extent arising out of any of the following:

(i)any breach of or any inaccuracy in any representation or warranty made by the Seller regarding himself in Article 2 of this Agreement;

(ii)any breach of or failure by the Seller to perform any covenant or obligation of the Seller to be performed after the Closing, as set out in this Agreement or any Related Agreement delivered by the Seller at the Closing.

6.3    Buyer's Right of Set-Off. For any amounts required to be paid by the Seller pursuant to Section 6.2, the Buyer shall be entitled to offset any amount owed or becoming due to the Seller, including, but not limited to, (i) the remaining balance owed on the Purchase Price hereunder, (ii) any Incentive Payment becoming due, (iii) any amounts becoming due under the Building Lease Agreement, including any amounts that may become due pursuant to Buyer's exercise of the Option or the Right thereunder, and (iv) any amounts becoming due under the Employment Agreement. Buyer will give Seller thirty (30) days advance notice before incurring any expense for which Buyer will seek an offset under this Section.

Exhibit 2.1

6.4    Effect of Investigation. The representations, warranties and covenants of the Seller, and the Buyer's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer or by reason of the fact that the Buyer should have known that any such representation or warranty is, was or might be inaccurate. The Seller shall have no obligation of indemnification to Buyer, and no offset may be taken for any amount owed to the Seller or Owner, with respect to any Seller representation, warranty and covenant to the extent that Buyer had actual knowledge of the facts that were contrary to such representation, warranty and covenant at or before the Closing Date.

7.MISCELLANEOUS PROVISIONS

7.1    Further Assurances. Each Party hereto shall execute and cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

7.2    Fees and Expenses. Each Party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such Party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such Party in connection with or by virtue of (a) the investigation and review conducted by the Buyer and its Representatives with respect to Robertex (and the furnishing of information to the Buyer and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Seller Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the transactions contemplated by this Agreement. Buyer shall pay the costs of obtaining the audited financial statements of Robertex described in Section 2.5(a)(i) above.

7.3    Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

7.4    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service) to the address set forth beneath the name of such Party below (or to such other address as such party shall have specified in a written notice given to the other Parties hereto):
if to the Buyer:
Masland Carpets, LLC
2208 S. Hamilton Street
Dalton, GA 30721-4974
Attn:     Jon A. Faulkner

Exhibit 2.1

with a copy to (which copy shall not constitute notice):
Miller & Martin PLLC
832 Georgia Avenue
Chattanooga, Tennessee 37402
Attn:    John Henry
Fax:    (423) 321-1567

if to the Seller:
Robert P. Rothman
30 Cherokee Road, N.W.
Atlanta, GA 30305

with a copy to (which copy shall not constitute notice):
Birnbrey, Minsk, Minsk & Perling, LLC
1801 Peachtree Street, NE, Suite 300
Atlanta, GA 30309
Attn: Eddie Birnbrey

7.5    Time of the Essence. Time is of the essence of this Agreement.

7.6    Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.7    Counterparts. This Agreement may be executed in several counterparts (including by facsimile), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

7.8    Governing Law; Jurisdiction and Venue.

(a)This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Georgia (without giving effect to principles of conflicts of laws).

(b)Any legal action or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Rome, Floyd County, Georgia. The Seller and the Buyer each:

(i)expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Rome, Floyd County, Georgia (and each appellate court located in the State of Georgia), in connection with any Legal Proceeding;

Exhibit 2.1

(ii)agrees that each state and federal court located in Rome, Floyd County, Georgia shall be deemed to be a convenient forum; and

(iii)agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in Rome, Floyd County, Georgia, any claim by either the Seller or the Buyer that it is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

7.9    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns (if any). The Seller may not assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person. The Buyer may freely assign any or all of its rights under this Agreement (including its rights under Section 6), in whole or in part, to any of its Affiliates or to any other Person.

7.10    Remedies Cumulative; Specific Performance. The rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties to this Agreement agree that, in the event of any breach or threatened breach by any Party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other Party to this Agreement, such other Party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

7.11    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.12    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the Parties hereto.

7.13    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

Exhibit 2.1

7.14    Parties in Interest. Except as otherwise specified herein, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and assigns (if any).

7.15    Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding of the Parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.
7.16    Construction.

(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

Exhibit 2.1

The Parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.
THE BUYER:

MASLAND CARPETS, LLC
a Georgia limited liability company

By:    /s/ Jon A. Faulkner
Name: Jon A. Faulkner
Title: President

THE SELLER:

/s/ Robert P. Rothman
Robert P. Rothman